Exhibit 99.1

News Release

Investor Relations:	Media Contact:
Randy Scherago	Mark Brender
GeoEye	GeoEye
(703) 480-7529	(703) 629-5368
scherago.randy@geoeye.com	brender.mark@geoeye.com
GeoEye Reports Strong Fourth Quarter and
Fiscal 2009 Results
DULLES, Va. (March 10, 2010) — GeoEye, Inc. (NASDAQ: GEOY), a premier provider of satellite, aerial and geospatial information, announced today results for its fourth quarter and fiscal year ended Dec. 31, 2009.
“We’re very pleased with our fiscal 2009 financial and operating results. We experienced strong year-over-year revenue growth, cash flow growth and solid operating performance in our business,” said Matt O’Connell, chief executive officer and president. “Our team is very focused on continuing to deliver high-quality imagery and business solutions to our government and commercial customers, expanding our offerings and adding new customers.”
FOURTH QUARTER RESULTS
Total revenues were $73.2 million for the fourth quarter of 2009, an 80.0 percent increase from $40.7 million for the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $11.7 million, or $0.55 per fully diluted share, compared to a net loss of $3.6 million, or a loss of $0.20 per fully diluted share, for the fourth quarter of 2008. The 2009 fourth quarter earnings included a $27.1 million non-recurring pre-tax loss from the early extinguishment of debt and a tax benefit of $27.7 million. This tax benefit primarily results from the restoration of prior period net operating losses and the loss from the early extinguishment of debt.
Revenues related to contracts with the U.S. Government, the Company’s largest customer, were $52.2 million for the fourth quarter of 2009, representing 71.3 percent of total revenues for the period. Domestic revenues were $57.4 million for the fourth quarter of 2009, which were 78.4 percent of total revenues for the period. These revenues included $37.8 million in revenues from our Service Level Agreement (SLA) with the National Geospatial-Intelligence Agency (NGA).
International revenues were $15.8 million for the fourth quarter of 2009, which were 21.6 percent of total revenues for the period.
Operating income for the fourth quarter of 2009 was $19.4 million. Operating margin was 26.4 percent for the fourth quarter of 2009 compared to 9.0 percent in the same period in 2008. Adjusted EBITDA, a non-GAAP measurement defined as net income (loss) before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense and other non-cash, one-time items, increased approximately $27.4 million to approximately $36.7 million for the fourth quarter of 2009 from $9.3 million the same period in 2008. Adjusted EBITDA margin was 50.0 percent for the fourth quarter of 2009 compared to 22.8 percent for the same period in 2008.

News Release
The Company ended the fourth quarter of 2009 with cash and cash equivalents of $208.9 million, restricted cash of $65.9 million, a current income tax receivable of $40.2 million, total assets of $947.2 million, debt of $381.1 million and stockholders’ equity of $280.0 million.
FULL YEAR RESULTS
Total revenues for the calendar year ended Dec. 31, 2009 were $271.1 million, an 84.9 percent increase from $146.7 million in the calendar year ended Dec. 31, 2008. The Company’s adjusted EBITDA for the calendar year ended Dec. 31, 2009 was $132.2 million, an increase of approximately 232.9 percent from the same period in 2008. Net income for the calendar year ended Dec. 31, 2009 was $32.1 million, or $1.55 per fully diluted share, as compared to net income of $26.6 million, or $1.36 per fully diluted share, in the same period of 2008. The 2009 net income included $27.1 million non-recurring loss from the early extinguishment of debt in the fourth quarter and approximately $29.5 million of tax benefits primarily associated with restoring net operating losses and the loss from the early extinguishment of debt.
RECENT DEVELOPMENTS
The Company generated strong revenues from our NGA contract during fiscal 2009, which was attributable to the Company’s GeoEye-1 Earth-imaging satellite. The Company also received an extension to its existing SLA with the NGA through June 30, 2010, with six one-month options that could extend the agreement through December 2010.
In addition, the Company is currently participating in the NGA’s EnhancedView request-for-proposal (RFP) contracting process. This program will allow the U.S. Government to continue to receive a supply of unclassified, highly accurate satellite imagery from commercial satellite imagery providers and contemplates the construction of additional satellites. The Company filed its response, as required by the RFP process, on March 8, 2010. The Company expects the NGA to make an EnhancedView award in the June timeframe.
During the RFP process, the U.S. Government added a requirement that bidders who want the U.S. Government to provide a cost share under the program have to provide a letter of credit in an amount equal to the cost share. As a result, in order to provide the collateral necessary to support the letter of credit, on March 4, 2010 GeoEye entered into a binding commitment letter with Cerberus Capital Management L.P. (“Cerberus”) to issue preferred stock and senior unsecured notes to Cerberus, the proceeds of which will be used for the development and launch of GeoEye-2. The commitment is subject to the Company winning an EnhancedView award to build a new satellite and requires Cerberus to purchase $115 million in preferred stock and provide debt financing of up to $100 million, with the debt financing drawable at the Company’s option. If the Company is awarded the EnhancedView Imagery Acquisition Contract without the letter of credit requirement, the Company will no longer be obligated to issue 115,000 shares of preferred stock to Cerberus, but Cerberus will have the option to purchase 80,000 shares of preferred stock for gross proceeds after original issue discount of $78,000,000. The Company was advised in this process by Convergence Advisors LLC.
“The Cerberus commitment gives the Company a fully financed proposal, including the full funding of the letter of credit as required by the RFP, which the Company believes enhances our ability to win an EnhancedView contract,” said O’Connell. “After our due diligence of Cerberus and other potential financial partners, the Board of Directors concluded that the Cerberus team

News Release
was the best fit for the Company and would be strongly committed to the long-term growth of GeoEye.”
The Company also successfully completed a $400 million notes offering that closed in October 2009. This notes offering enabled the Company to refinance its high-yield debt and to lower its interest rates by over 200 basis points.
FISCAL YEAR 2010 FINANCIAL OUTLOOK
GeoEye currently expects fiscal 2010 revenue to range from $300 million to $320 million, with adjusted EBITDA in the range of $145 million to $160 million. The Company projects pro forma fully diluted earnings per share in the range of $1.40 to $1.70 per share. This projection includes additional shares of approximately 3.9 million preferred shares projected to be issued to Cerberus in June 2010. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.
CONFERENCE CALL INFORMATION
GeoEye Inc. (NASDAQ:GEOY), will host a conference call for investors and analysts to discuss financial results for the fourth quarter and year ended Dec. 31, 2009.
When: March 11, 2010 at 8:30 a.m. Eastern Time
To Participate: Callers wishing to participate on the conference call may dial 1-631-291-4808 at least 10 minutes prior to the start time. Domestic callers who wish to listen may dial toll-free at 1-877-776-4039. The conference ID number is 56140897. Participants are encouraged to listen via webcast, which will be broadcast live at www.geoeye.com, under Investor Relations.
Replay: A replay of the teleconference will be available starting at 10:30 a.m. ET, March 11, 2010, and will run until midnight EDT on Friday, March 19. To access the replay, please dial (800) 642-1687. The conference ID number for the replay is 56140897.

Selected financial results for the Company are as follows (dollars in thousands, except earnings per share):
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	12/31/09	12/31/08	Change
	(unaudited)
Revenues	$73,249	$40,688	$32,561

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	24,458	20,451	4,007
Depreciation and amortization	16,423	2,667	13,756
Selling, general and administrative	13,014	11,765	1,249
Inventory impairment and satellite impairment settlement	—	2,155	(2,155)

Total operating expenses	53,895	37,038	16,857

Income from operations	19,354	3,650	15,704
Interest expense, net	8,181	2,911	5,270
Other non-operating expense	—	1,000	(1,000)
Loss from early extinguishment of debt	27,127	—	27,127

Loss before income taxes	(15,954)	(261)	(15,693)
(Benefit) provision for income taxes	(27,673)	3,378	(31,051)

Net income (loss)	$11,719	$(3,639)	$15,358

Earnings (loss) per share basic	$0.60	$(0.20)	$0.80

Earnings (loss) per share diluted	$0.55	$(0.20)	$0.75

Weighted average shares diluted	21,139	18,228	2,911

	Year Ended
	12/31/09	12/31/08	Change
	(unaudited)
Revenues	$271,102	$146,659	$124,443

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	94,693	72,216	22,477
Depreciation and amortization	57,166	11,357	45,809
Selling, general and administrative	46,608	36,990	9,618
Inventory impairment and satellite impairment settlement	—	3,296	(3,296)

Total operating expenses	198,467	123,859	74,608

Income from operations	72,635	22,800	49,835
Interest expense, net	31,020	11,452	19,568
Other non-operating expense	—	1,000	(1,000)
Loss from early extinguishment of debt	27,127	—	27,127

Income before income taxes	14,488	10,348	4,140
Benefit for income taxes	(17,573)	(16,267)	(1,306)

Net income	$32,061	$26,615	$5,446

Earnings per share basic	$1.71	$1.48	$0.23

Earnings per share diluted	$1.55	$1.36	$0.19

Weighted average shares diluted	20,685	19,558	1,127

ADJUSTED EBITDA
(in thousands)

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Net income (loss)	$11,719	$(3,639)	$32,061	$26,615
Adjustments:
Interest expense, net	8,181	2,911	31,020	11,452
(Benefit) provision for income taxes	(27,673)	3,378	(17,573)	(16,267)
Depreciation and amortization	16,423	2,667	57,166	11,357
Non-cash stock-based compensation expense	876	795	2,371	3,396
Loss from early extinguishment of debt	27,127	—	27,127	—
Non-cash loss on inventory and investment impairments	—	3,154	—	3,154

Adjusted EBITDA	$36,653	$9,266	$132,172	$39,707

Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) before net interest income or expense, income tax expense (benefit), depreciation and amortization expenses, loss from early extinguishment of debt, non-cash loss on inventory and investment impairments and non-cash stock-based compensation expense. We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations. However, Adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$208,872	$106,733	$102,139
Short-term investments	—	3,813	(3,813)
Accounts receivable — trade and unbilled receivables (net of allowances: 2009 - $923; 2008 - $738)	32,578	26,851	5,727
Income tax receivable	40,237	20,142	20,095
Restricted cash	52,268	—	52,268
Other current assets	16,836	34,325	(17,489)

Total current assets	350,791	191,864	158,927
Property, plant and equipment, net	25,381	22,748	2,633
Satellites and related ground systems, net	505,035	488,145	16,890
Goodwill	34,264	34,264	—
Intangible assets, net	11,685	14,335	(2,650)
Non-current restricted cash	13,653	—	13,653
Other non-current assets	6,398	12,978	(6,580)
Deferred tax assets	—	30,271	(30,271)

Total assets	$947,207	$794,605	$152,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$33,997	$69,763	$(35,766)
Current portion of deferred revenue	52,221	40,629	11,592
Current deferred tax liabilities	4,744	5,594	(850)
Current portion of long-term debt	497	—	497

Total current liabilities	91,459	115,986	(24,527)
Long-term debt	380,594	247,502	133,092
Long-term deferred revenue, net of current portion	192,313	199,317	(7,004)
Non-current income tax reserve and deferred tax liabilities	2,326	1,396	930
Other non-current liabilities	560	—	560

Total liabilities	667,252	564,201	103,051

Commitments and contingencies
Stockholders’ equity:
Common stock	199	184	15
Additional paid-in capital	227,988	210,513	17,475
Retained earnings	51,768	19,707	32,061

Total stockholders’ equity	279,955	230,404	49,551

Total liabilities and stockholders’ equity	$947,207	$794,605	$152,602

STATEMENT OF CASH FLOWS INFORMATION
(in thousands)

	Year Ended
	12/31/09	12/31/08	Change
	(unaudited)
Net cash provided by (used in) operating activities	$100,207	$(1,872)	$102,079
Net cash used in investing activities	(123,034)	(124,187)	1,153
Net cash provided by financing activities	124,966	6,031	118,935

Net increase (decrease) in cash and cash equivalents	102,139	(120,028)	222,167
Cash and cash equivalents, beginning of year	106,733	226,761	(120,028)

Cash and cash equivalents, end of year	$208,872	$106,733	$102,139

ABOUT GEOEYE
GeoEye, Inc. is an international information services company serving government and commercial markets. The Company is recognized as one of the geospatial industry’s imagery experts, delivering exceptional quality imagery products, services and solutions to customers around the world. Headquartered in Dulles, Virginia, the Company has 534 employees, as of December 31, 2009, dedicated to developing best-in-class geospatial information products and services. GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. The Company provides support to academic institutions and non-governmental organizations through the GeoEye Foundation (http://www.geoeyefoundation.org). Additional information about GeoEye is available at www.geoeye.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Reports on Form 10-Q for the period ended March 31, 2009, June 30, 2009 and Sept. 30, 2009, which we filed with the SEC on May 12, 2009, Aug. 10, 2009 and Nov. 9, 2009, respectively. Copies of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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